UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Carolina Bank Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	The Painted Plate Catering
2001 North Church Street
Greensboro, North Carolina

Date:	April 18, 2006

Time:	4:00 p.m.

The purposes of the meeting are:

1.	To elect three (3) members of the Board of Directors for terms of three (3) years;

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent public accountants for 2006; and

3.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

March 17, 2006

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

PROXY STATEMENT

Mailing Date: On or About March 17, 2006

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 18, 2006

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on April 18, 2006, at 4:00 p.m., at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about March 17, 2006. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Annual Meeting are Judy H. Fuller, James E. Hooper and Julius L. Young. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” the election of each of the three (3) nominees for director named in Proposal 1, and “FOR” Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will be authorized to vote for a substitute nominee. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on February 24, 2006, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 2,720,496 shares were issued and outstanding on February 24, 2006. As of February 24, 2006, there were approximately 1,200 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1, the three (3) directors receiving the greatest number of votes shall be elected. In the case of Proposal 2, for such proposal to be approved, the proposal must be approved by a majority of the votes cast Abstentions and broker non-votes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the Proxies to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders.

Appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management and Nominees

As of the Record Date, there were no shareholders known to management to own more than 5% of the Company’s common stock, except as listed below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Hot Creek Capital, LLC Reno, Nevada	253,024	9.30

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s current directors, executive officers, and nominees for director, and by all current directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
J. Alexander S. Barrett Greensboro, NC	1,065	0.04

Robert T. Braswell Greensboro, NC	91,156	3.25

Gary N. Brown Summerfield, NC	53,027	1.94

George E. Carr Greensboro, NC	16,593(4)	0.61

Marlene H. Cato Greensboro, NC	19,327	0.71

John D. Cornet Greensboro, NC	36,965(5)	1.35

Gunnar N.R. Fromen Greensboro, NC	47,586	1.73

Judy H. Fuller Burlington, NC	74,655	2.73

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
James E. Hooper Greensboro, NC	39,095	1.43

Daniel Hornfeck Greensboro, NC	9,020	0.33

T. Allen Liles Asheboro, NC	35,394	1.29

Kenneth C. Mayer, Jr. Greensboro, NC	3,115	0.11

T. Gray McCaskill Greensboro, NC	3,107	0.11

Julius L. Young Greensboro, NC	24,347	0.89

All Directors and Executive Officers as a Group (14 persons)	454,452	15.46

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,045 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 86,420 shares; Mr. Brown – 12,082 shares; Mr. Carr – 4,381 shares; Ms. Cato – 6,463 shares; Mr. Cornet – 20,296 shares; Mr. Fromen – 35,274 shares; Ms. Fuller – 9,384 shares; Mr. Hornfeck – 8,900 shares; Mr. Liles – 25,184 shares; and Mr. Young – 6,463 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.
(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 2,720,496 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.
(4)	Includes 6,384 shares owned by Mr. Carr’s business.
(5)	Includes 71 shares owned by Mr. Cornet’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Company at eleven (11) and recommends that shareholders vote for each of the directors listed below for terms of three years:

Name and Age	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During Past 5 Years
Marlene H. Cato (69)	Director	1996	President, Cato Financial, Greensboro, NC

Judy H. Fuller (65)	Director	1996	Secretary, Fuller Real Estate Management Co, Inc. (real estate management), Burlington, NC

T. Gray McCaskill (49)	Director	2003	President and Owner, Senn, Dunn, Marsh & Roland, Insurors

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
J. Alexander S. Barrett (49)	2004	2008	Partner, Nexsen Pruet Adams Kleemeier, PLLC, Charlotte and Greensboro, NC (practicing in the areas of complex business and commercial litigation and employment law)

Robert T. Braswell (53)	1996	2007	President and Chief Executive Officer of the Company and the Bank

Gary N. Brown (61)	1996	2007	President, Gary Brown Associates, Inc. (computer software sales), Summerfield, NC

George E. Carr (63)	2000	2008	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC

John D. Cornet (59)	1996	2007	President, JDC Associates LLC (management consulting firm), Greensboro, NC

James E. Hooper (48)	2000	2007	President and CEO, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC

Name and Age	Director Since(1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
Kenneth C. Mayer, Jr. (47)	2003	2008	Principal, Moser Mayer Phoenix Associates, P.A. (architecture, engineering, interior design and site services firm), Greensboro and Charlotte, NC

Julius L. Young, Jr. (55)	1996	2008	President, Jay Young Enterprises (sales organization for furniture manufacturing companies), Greensboro, NC

(1)	Indicates the year in which each individual was first elected a director of the Bank or the Company, as applicable, and does not necessarily reflect a continuous tenure.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

During 2005, each non-employee director was paid a fee of $500 for each Board of Directors meeting attended. The Chairman of the Board of Directors received an additional monthly retainer of $1,000 and the Chairman of the Audit Committee received an additional monthly retainer of $500. Directors also received meeting fees of $300 per committee meeting attended. Directors’ fees are eligible for the Company’s deferred compensation plan, which invests such deferred compensation in shares of the Company’s common stock. The Company matches 25% of meeting attendance and monthly retainer fees for the Chairman of the Board deferred by directors under the deferred compensation plan. Fees associated with meetings of committees of the Board of Directors are not matched by the Company.

1997 Nonqualified Stock Option Plan for Directors

The Company’s 1997 Nonqualified Stock Option Plan for Directors currently provides for the issuance of up to 112,850 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004 and 2005) of the Company’s common stock upon the exercise of options granted under the plan. All options under the Nonqualified Stock Option Plan have been granted.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held twelve (12) regular meetings, and two (2) strategic planning sessions, during 2005. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he or she served. It is the policy of the Company that directors attend each annual and special meeting of shareholders. Nine (9) of the Company’s directors attended the 2005 Annual Meeting of Shareholders.

The Company’s Board of Directors has several standing committees, including an Executive Committee, an Audit Committee, a Loan Committee and a Governance Committee, which also serves as the Nominating Committee.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Cornet, Brown, Braswell and Hooper. The Executive Committee met three (3) times during 2005.

Audit Committee. The members of the Audit Committee are Messrs. Brown, Hooper and Young and Ms. Cato. The Audit Committee met five (5) times during 2005. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Audit Committee has adopted a formal written charter, which was attached as Exhibit A to the proxy statement for the Company’s 2005 annual meeting.

The Company’s common stock is listed on, and the members of the Company’s Audit Committee meet, the requirements of the Nasdaq Capital Market. The Audit Committee members are “independent” and “financially literate” as defined by Nasdaq’s applicable listing standards. The Board of Directors has determined that James E. Hooper, a member of the Audit Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Report of the Audit Committee

The Audit Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review the Company’s internal audit programs. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention.

During the course of its examination of the Company’s audit process in 2005, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Cherry, Bekaert & Holland, L.L.P., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Cherry, Bekaert & Holland, L.L.P. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended, and discussed with Cherry, Bekaert & Holland, L.L.P. their independence.

Based on the review and discussions above, the Audit Committee: (i) recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the SEC; and (ii) recommended that shareholders ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as auditors for 2006.

The Audit Committee has considered whether the principal accountant’s provision of certain non-audit services to the Company is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P. The Audit Committee has determined that it is compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.

The Audit Committee has approved a plan prepared by management of the Company to ensure compliance with the internal controls certification requirements set forth in Section 404 of the Sarbanes Oxley Act within the deadlines specified by the SEC. During 2005, management of the Company completed the documentation of the Company’s internal controls over financial reporting with the assistance of an outside accounting firm and implemented improved controls as recommended.

This report is submitted by the Audit Committee,

Gary N. Brown

James E. Hooper

Julius L. Young

Marlene H. Cato

Loan Committee. The members of the Loan Committee are Ms. Fuller and Messrs. Braswell, Carr, and McCaskill. The Loan Committee met four (4) times in 2005. The Loan Committee is responsible for assisting the Board of Directors and management in establishing loan policy, oversight of quality and productivity of the loan portfolio and for approving or disapproving loans exceeding the limits of individual loan officers or the officer loan committee. The Loan Committee is required by charter to consist of the President and Chief Executive Officer and a minimum of three independent directors.

Governance Committee. The members of the Governance Committee are Messrs. Barrett, Brown, Cornet and Mayer. The Governance Committee met two (2) times in 2005. The Governance Committee is responsible for developing and maintaining the corporate governance policy. In addition, the Governance Committee serves as the Nominating Committee, and recommends candidates for nomination to fill vacancies on the Board of Directors. The Governance Committee has adopted a formal written charter, which is available on the Company’s website at http://www.carolinabank.com. The members of the Governance Committee are “independent” as defined by Nasdaq listing standards.

The Company’s bylaws permit any shareholder entitled to vote at the Annual Meeting to nominate candidates for election to the Board of Directors. Any shareholder nominations must be submitted in writing at least 120 days prior to the meeting of shareholders at which the nominee is to stand for election to the Board of Directors. It is the policy of the Governance Committee to consider all shareholder nominations.

Executive Officers

The following table contains information about certain executive officers of the Company and the Bank.

Name	Age	Position With Company/Bank	Business Experience
Robert T. Braswell	53	Director, President and Chief Executive Officer of the Company and the Bank	President and Chief Executive Officer of the Bank since June 1996

T. Allen Liles	53	Treasurer and Secretary of the Company; Executive Vice President, Chief Financial Officer and Secretary of the Bank	Executive Vice President, Chief Financial Officer and Secretary of the Bank since July 2001; Senior Vice President, Secretary, Treasurer and CFO of American National Bankshares, Inc., Danville, VA from January 1998 to July 2001

Gunnar N. R. Fromen	57	Executive Vice President and Senior Loan Officer of the Bank	Executive Vice President and Senior Loan Officer of the Bank since March 1998

Daniel D. Hornfeck	38	Senior Vice President and Chief Credit Officer of the Bank	Senior Vice President and Chief Credit Officer of the Bank since December 2003; Vice President and Risk Management Officer, Wachovia Bank, N.A. from June 1995 to December 2003

Executive Compensation

The Bank has entered into employment agreements (the “Employment Agreements”) with Robert T. Braswell, President and Chief Executive Officer of the Bank and the Company (dated

May 21, 1996), Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer (dated September 16, 1998) and T. Allen Liles, Executive Vice President, Chief Financial Officer and Secretary of the Bank and Treasurer and Secretary of the Company (dated July 24, 2001) to establish their duties and compensation and to provide for their continued employment with the Bank. The Employment Agreements provide for an initial term of employment of three (3) years, with provisions for one (1) year extensions on each anniversary of the date of execution. They also provide that each officer may be terminated for “cause” (as defined in the Employment Agreements) by the Bank, and may otherwise be terminated by the Bank (subject to vested rights) or by each officer.

The Employment Agreements provide for annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees.

The Employment Agreements provide that in the event of a “termination event” following a change in control of the Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation; and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with the Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent. A change in control of the Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or the Bank, or acquires control in any manner of the election of a majority of the directors of the Bank; (ii) the Bank is consolidated or merged with or into another corporation, association or entity where the Bank is not the surviving corporation; or (iii) all or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The Employment Agreements also provide for restrictions on each officer’s right to compete with the Bank for a period of one (1) year after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control.

The following table shows the compensation received or deferred during 2005, 2004 and 2003 by the Company’s or Bank’s executive officers who received compensation in excess of $100,000 during the fiscal year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Options(2)	All Other Compensation(3)
Robert T. Braswell, President and Chief Executive Officer of the Company and the Bank	2005 2004 2003	$214,665 196,385 177,800	$76,482 79,200 64,298	— — —	(1) (1) (1)	10,000 12,000 14,400	$14,332 12,868 12,521

Gunnar N. R. Fromen, Executive Vice President and Senior Loan Officer of the Bank	2005 2004 2003	$126,900 112,667 103,334	$40,566 28,597 19,231	— — —	(1) (1) (1)	5,000 6,000 7,200	$8,422 5,633 4,520

T. Allen Liles, Treasurer, Secretary and Chief Financial Officer of the Company and the Bank; Executive Vice President of the Bank	2005 2004 2003	$124,700 110,500 101,000	$35,378 28,050 21,522	— — —	(1) (1) (1)	5,000 6,000 7,200	$8,232 7,497 6,086

Daniel Hornfeck, Senior Vice President and Chief Credit Officer of the Bank	2005 2004 2003[4]	$97,367 92,000 5,624	$29,252 17,745 10,000	— — —	(1) (1) (1)	3,500 5,400 —	$5,777 3,450 —

(1)	Aggregate value of benefits received did not exceed 10% of total salary and bonus for the years indicated.
(2)	Adjusted for 20% stock dividends in 2005 and 2004.
(3)	Consists of 401(k) matching contributions and the value of certain premiums paid by the Company under life insurance arrangements.
(4)	Mr. Hornfeck joined the Company during the fourth quarter of 2003.

Deferred Compensation Plan

The Board of Directors of the Company adopted the Executive Supplemental Retirement Plan, a non-contributory deferred compensation plan, in December 2002. Under the plan, certain key executives who, in the opinion of the Board of Directors, are making substantial contributions to the overall growth and success of the Company and the Bank and who must be retained in order to expand and continue satisfactory long-term growth are eligible to receive benefits afforded by the plan. Under agreements with eligible key executives pursuant to the plan, if any such executive dies or retires while employed by the Company or the Bank, such executive, or his or her designated beneficiary, will receive payments commencing at death or retirement. Vesting occurs at 7.5% per year to a maximum of 75% and then 100% at age 62, with retirement payments beginning at age 65. Messrs. Braswell, Fromen and Liles are eligible to receive retirement benefits under the plan. The Company expensed a total of $101,258 under the Executive Supplemental Retirement Plan during the fiscal year ended 2005, $71,310 of which was related to benefits for named executive officers.

Stock Options

The shareholders of the Bank ratified the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of Shareholders (the “ISO Plan”). The ISO Plan originally provided for the issuance of options to purchase up to 112,849 shares (amount adjusted for 10% stock dividends in 2000 and 2001 and 20% stock dividends in 2004 and 2005) of the Bank’s common stock. Upon the formation of the Company as the holding company for the Bank during the fourth quarter of 2000, the Company adopted the ISO Plan. All options to purchase shares of the Bank’s common stock outstanding at the time of the Company’s formation were converted into options to purchase shares of the Common Stock of the Company. At the 2003 annual meeting, the shareholders approved an amendment to the ISO Plan that authorized the grant of options on an aggregate of 144,000 additional shares (amount adjusted following 20% stock dividends in 2005 and 2004) of the Common Stock of the Company. The following table sets forth information regarding options to purchase shares of the Company’s Common Stock that were granted to Messrs. Braswell, Fromen, Liles and Hornfeck under the ISO Plan during the fiscal year ended December 31, 2005.

OPTION GRANTS IN FISCAL YEAR 2005

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value
Robert T. Braswell	10,000	22.47	$12.49	Nov. 15, 2015	-0-
Gunnar N.R. Fromen	5,000	11.24	12.49	Nov. 15, 2015	-0-
T. Allen Liles	5,000	11.24	12.49	Nov. 15, 2015	-0-
Daniel Hornfeck	3,500	7.87	12.49	Nov. 15, 2015	-0-

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2005.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2005

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005	Value of Unexercised In-the-Money Options at December 31, 2005[1]
			Exercisable/Unexercisable	Exercisable/Unexercisable
Robert T. Braswell	-0-	-0-	86,420 / -0-	$261,151 / $ -0-
Gunnar N.R. Fromen	-0-	-0-	35,274 / -0-	$96,236 / $ -0-
T. Allen Liles	-0-	-0-	25,184 / -0-	$52,771 / $ -0-
Daniel Hornfeck	-0-	-0-	8,900 / -0-	$1,479 / $ -0-

(1)	The Company’s stock price on December 31, 2005 was $11.26 per share.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of the Company’s and the Bank’s directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company, Regulation O has been complied with in its entirety.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Board of Directors has appointed the firm of Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants, as the Company’s independent accountants for 2006, and a proposal to ratify that appointment will be submitted for shareholder approval at the Annual Meeting.

A representative of Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

AUDIT FEES

Category	2005		2004
Audit Fees:	$33,500	(1)	$31,400	(1)
Audit-Related Fees:	3,525		—
Tax Fees:	4,973	(2)	3,500	(2)
All Other Fees:	—		4,457	(3)

Total Fees Paid:	$41,998		$39,357

(1)	Includes fees associated with the Company’s annual audit and quarterly reviews.
(2)	Includes fees associated with tax planning, preparation of tax returns, tax research and review of other tax-related documents.
(3)	Includes consultation fees related to the implementation of the Sarbanes-Oxley Act and research associated with the Company’s rabbi trust and stock option plans.

All services rendered by Cherry, Bekaert & Holland, LLP during 2005 and 2004 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR 2006.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that the 2007 Annual Meeting will be held on a date during April 2007. Any proposal of a shareholder which is intended to be presented at the 2007 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 17, 2006, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2007 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2006 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 528 College Road, Greensboro, North Carolina 27410 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2005 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO T. ALLEN LILES, SECRETARY AND TREASURER, CAROLINA BANK HOLDINGS, INC., 528 COLLEGE ROAD, GREENSBORO, NORTH CAROLINA 27410.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the Nasdaq Capital Market under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	Sales Prices(1)
	High	Low
2005
First Quarter	$13.75	$12.04
Second Quarter	14.02	10.54
Third Quarter	13.46	11.42
Fourth Quarter	13.00	11.25

2004
First Quarter	$11.23	$10.42
Second Quarter	11.75	10.01
Third Quarter	11.25	10.17
Fourth Quarter	12.50	10.83

(1)	Restated for the 6-for-5 stock splits effected in the form of 20% stock dividends in April 2004 and November 2005.

There were approximately 1,200 shareholders of our common stock at December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and Carolina Capital Trust, and because Carolina Capital Trust has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we” or “us,” unless otherwise noted.

Forward-looking Statements

This report contains forward-looking statements with respect to our financial condition and results of operations and business. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions and on information available at the time these statements and disclosures were prepared. Factors that may cause actual results to differ materially from those expected include the following:

•	General economic conditions may deteriorate and negatively impact the ability of our borrowers to repay loans and our depositors to maintain balances.

•	Changes in interest rates could reduce our net interest income.

•	Competitive pressures among financial institutions may increase.

•	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that we are engaged in.

•	New products developed and new methods of delivering products could result in a reduction in our business and income.

•	Adverse changes may occur in the securities market.

Critical Accounting Policies

Our accounting and financial policies are in accordance with accounting principles generally accepted in the United States and conform to general practices in the banking industry. The more critical accounting and reporting policies include our accounting for the allowance for loan losses. Our accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgment. These estimates are based on our opinion of an amount that is adequate to absorb losses in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of our allowance for loan losses could result in material changes in our consolidated financial condition or consolidated financial results of operations. The methodology we employ to determine the allowance for loan losses involves a number of assumptions and estimates about uncertain matters. We periodically review our assumptions and methodology.

Stock Splits

The Company issued 6-for-5 stock splits effected in the form of 20% stock dividends in 2005 and 2004. All per share amounts have been adjusted to retroactively reflect the stock splits.

Comparison of Financial Condition

Assets. Our total assets increased by $53.6 million or 17.2% from $311.5 million at December 31, 2004, to $365.2 million at December 31, 2005. During 2005, cash and due from banks and Federal funds sold decreased by $7.7 million to $20.8 million while investment securities increased by $20.9 million to $68.5 million. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $39.1 million or 17.5% during 2005. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending markets, Guilford, Randolph, and Alamance Counties, North Carolina. We opened a loan production office in Burlington, North Carolina in the third quarter of 2005 and plan to convert this office to a branch as soon as regulatory approvals are received. Our sixth office is planned for High Point in late 2006.

Liabilities. Total liabilities increased by $52.0 million or 17.9% from $290.4 million at December 31, 2004, to $342.4 million at December 31, 2005. Deposits increased by $48.2 million during 2005 as non-interest bearing demand and money market balances grew while time deposits declined. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $23.7 million in time deposits from other depository institutions and $11.9 million brokered time deposits at December 31, 2005.

Stockholders’ equity. Our total stockholders’ equity increased $1.7 million at December 31, 2005 to $22.8 million from $21.1 million at December 31, 2004 due to an increase in retained earnings, and exercise of stock options, partially offset by an increase in accumulated other comprehensive loss due to a decline in the value of investment securities available-for-sale.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, non-accrual loans and restructured loans, totaled $5,419,000 at December 31, 2005, compared to $1,787,000 at December 31, 2004. Non-performing assets, as a percentage of total assets, were 1.48% and .57% at December 31, 2005 and 2004, respectively. There were no loans 90 days or more past due and still accruing interest at December 31, 2005 and 2004. Foreclosed real estate was $111,000 and $857,000 at December 31, 2005 and 2004, respectively. Net loan charge-offs totaled $904,000 and $111,000 for the years ended December 31, 2005 and 2004, respectively.

Several of our commercial customers and real estate developers experienced financial difficulties in 2005 resulting in higher non-accrual loans and increased loan charge-offs. The restructured loans of $2,474,000 at December 31, 2005 are still accruing interest but were restructured to allow the borrower time to liquidate land and commercial real estate. While a higher level of non-performing loans and charge-offs was expected in 2005 due to a growing and maturing loan portfolio, we are not satisfied with the current elevated level of non-performing assets at December 31, 2005. We have increased our resources and focus in loan administration in an attempt to reduce the higher level of non-performing assets.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of December 31, 2005 and 2004, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2005 and 2004

General. We had net income for the year ended December 31, 2005 of $2,037,000 or $.73 per diluted share, compared to net income for the year ended December 31, 2004 of $1,633,000 or $.59 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $10.2 million in 2005 compared to $8.3 million in 2004, an increase of 23.0%. Non-interest income, principally service charges and fees, mortgage banking income, increase in cash value of life insurance, less losses on repossessed assets amounted to $1,230,000 in 2005 and $1,263,000 in 2004, a decrease of 2.6%. A decline in service charges primarily accounted for the decline in non-interest income. Our provision for loan losses was $1,306,000 and 769,000 in 2005 and 2004, respectively. We incurred non-interest expense of $6.9 million in 2005 and $6.3 million in 2004. The increase in non-interest expense of $.6 million or 9.6% was largely the result of increased growth. Income taxes increased $329,000, or 39.2%, in 2005 to $1,169,000 because income before income taxes increased by 29.6% in 2005.

Net interest income. Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates and the volumes and mix of interest-earning assets and interest-bearing liabilities.

For the year ended December 31, 2005, net interest income increased by $1.9 million or 23.0% to $10.2 million from $8.3 million for the year ended December 31, 2004. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $312.2 million in 2005 compared to $242.1 million in 2004, an increase of $70.1 million or 29.0%. We experienced significant loan and deposit growth during 2005 with average loans up $42.5 million or 21.5% and average deposits increasing $59.9 million or 28.3% from 2004.

The net yield on interest-earning assets decreased by 15 basis points to 3.28% in 2005 from 3.43% in 2004. The interest rate spread decreased by 24 basis points to 2.94% in 2005 from 3.18% in 2004. The decreases in yields and interest rate spread in 2005 from 2004 occurred because our lower yielding investments rose at a faster percentage than loans as liquidity rose from strong money market deposit growth. Average subordinated debenture borrowings also increased by approximately $7.2 million in 2005 from 2004. A premium rate was paid on the new money market accounts, and the subordinated debt carries the highest borrowing costs of all interest-bearing liabilities.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2005 and 2004.

Net Interest Income and Average Balance Analysis

	For the Year Ended December 31,
	2005			2004
	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost	Average Balance (1.)	Interest Inc./Exp.	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$352	$13	3.69%	$1,120	$17	1.52%
Federal funds sold	13,272	381	2.87%	9,072	141	1.55%
Taxable Investments	58,752	2,148	3.66%	34,519	1,292	3.74%
Loans	239,868	16,369	6.82%	197,384	11,325	5.74%

Interest-earning assets	312,244	18,911		242,095	12,775
Interest-earning assets			6.06%			5.28%

Non interest-earning assets	13,622			13,279

Total assets	$325,866			$255,374

Interest-bearing liabilities
Interest checking	$10,191	21	0.21%	$8,610	17	0.20%
Money market and savings	93,882	2,889	3.08%	42,321	641	1.51%
Time certificates and IRAs	142,708	4,470	3.13%	138,774	3,220	2.32%
Other borrowings	31,428	1,303	4.15%	22,638	582	2.57%

Total interest-bearing liabilities	278,209	8,683		212,343	4,460
Cost on average
Interest-bearing liabilities			3.12%			2.10%

Non-interest-bearing liabilities
Demand deposits	24,458			21,659
Other liabilities	1,281			942

Total non-interest-bearing liabilities	25,739			22,601

Total liabilities	303,948			234,944
Stockholders’ equity	21,918			20,430

Total liabilities and equity	$325,866			$255,374
Net interest income		$10,228			$8,315

Net yield on average interest-earning assets			3.28%			3.43%

Interest rate spread			2.94%			3.18%

(1.)	Average balances are computed on a daily basis.

Rate/Volume analysis of net interest income. The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate / Volume Variance Analysis

	Year Ended December 31, 2005 vs. 2004
	Interest Increase	Increase (Decrease) Due To Change in
	(Decrease)	Rate	Volume
	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$(4)	$14	$(18)
Federal Funds Sold	240	155	85
Taxable Investments	856	(31)	887
Loans	5,044	2,361	2,683

Total Interest-Earning Assets	6,136	2,499	3,637

Interest-Bearing Liabilities
Interest Checking	4	1	3
Money Market and Savings	2,248	1,030	1,218
Time Certificates and IRAs	1,250	1,157	93
Other Borrowings	721	442	279

Total Interest-Bearing Liabilities	4,223	2,630	1,593

Net Interest Income	$1,913	$(131)	$2,044

During the year 2005, the improvement in net interest income over 2004 was primarily the result of growth in assets and liabilities. The overall rate adjustment had a negative impact on net interest income as the rates on interest-bearing liabilities increased more than the rates on interest-bearing assets.

Provision for loan losses. The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for known and expected loan losses in our loan portfolio. The provision for loan losses increased in 2005 to $1,306,000 from $769,000 in 2004. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for known and expected losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $3.2 million or 1.22% of loans and $2.8 million or 1.26% of loans at December 31, 2005 and 2004, respectively. Charge-offs, net of recoveries, were approximately $904,000 and $111,000 during 2005 and 2004, respectively.

The following table describes the activity relating to our allowance for loan losses for the periods and years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Year Ended December 31
	2005	2004
	(Dollars in thousands)
Beginning Balance	$2,808	$2,150
Provision for loan losses	1,306	769
Charge-Offs:
Commercial	(290)	(23)
Real Estate	(617)	(46)
Consumer	(19)	(62)

Total	(926)	(131)
Recoveries:	—	—
Commercial	—	—
Real Estate	22	15
Consumer	—	5

Ending Balance	$3,210	$2,808

Non-interest income. Other income consists principally of service charges and fees, mortgage banking income, increase in cash value of life insurance, less losses on repossessed assets. Total other income for 2005 was $1,230,000 compared to $1,263,000 in 2004, a decrease of 2.6%. Fewer overdraft fees and reduced commercial checking fees resulted in an 18.9% decline in service charges to $636,000 in 2005 from $784,000 in 2004. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, rose 6.2% to $258,000 in 2005 from $243,000 in 2004. Other non-interest income included $174,000 and $176,000 from the increase in cash value of life insurance in 2005 and 2004, respectively. Other income also included $163,000 and $51,000 from the sale of non-deposit investment products in 2005 and 2004, respectively. Repossessed asset losses were $39,000 and $0 in 2005 and 2004, respectively.

Non-interest expenses. Non-interest expenses were $6.9 million in 2005 compared to $6.3 million in 2004, an increase of $0.6 million or 9.6%. Salaries and employee benefits increased 7.5% to $3,515,000 in 2005 from $3,270,000 in 2004 to facilitate our growth. Three employees were hired to staff a loan production office in Burlington in 2005. Professional fees increased 21.4% to $880,000 from $725,000, primarily from increased collection costs related to the increase in non-performing assets. Occupancy and equipment rose 14.6% to $935,000 in 2005 from $816,000 in 2004 as a result of a new corporate office in Greensboro and the new loan production office, both which opened in the third quarter of 2005.

Income taxes. Income tax expense amounted to $1,169,000, or 36.5% of income before income taxes in 2005, and $840,000, or 34.0% of income before income taxes in 2004. The higher income tax rate in 2005 related to reduced deferred state income tax benefits.

Financial condition. Total assets were $365.2 million at December 31, 2005, an increase of $53.6 million or 17.2% over total assets of $311.5 million at December 31, 2004. Nearly all major asset categories of loans, investments, and other assets increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits, advances from Federal Home Loan Bank, and junior subordinated debentures. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $23.7 million and $34.6 million in deposits from other depository institutions and $11.9 million and $17.0 million of brokered deposits at December 31, 2005 and December 31, 2004, respectively. The reduction in these out-of-market deposits in 2005 were accomplished through successful generation of deposits within our market areas.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $39.1 million or 17.5% from $223.5 million at December 31, 2004 to $262.6 million at December 31, 2005. We believe our targeted marketing efforts, experienced lenders, local decision making, and emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 79.6% of our loans at December 31, 2005 were secured by some form of real estate. At December 31, 2005 loans secured by one-to-four family residential properties comprised 19.0% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 36.8%, 20.0% and 3.8% of our loan portfolio, respectively. Another 18.0% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Non-performing loans amounted to approximately $5,308,000 or 2.02% of loans outstanding and $930,000 or .42% of loans outstanding at December 31, 2005 and 2004, respectively. Our allowance for loan losses was 1.22% and 1.26% of loans outstanding at December 31, 2005 and 2004, respectively. Net loan charge-offs were .38% and .06% of average loans during 2005 and 2004, respectively. We have recently increased our resources in loan administration and are focusing on reducing the high level of non-performing loans outstanding at December 31, 2005.

Investment securities increased to $68.5 million at December 31, 2005 from $47.6 million at December 31, 2004, an increase of 43.9%. Our investment securities portfolio consists primarily of U.S. government agency securities and mortgage-backed securities issued by the U.S. government and quasi U.S. government agencies. Approximately 94.2% of the investment securities at December 31, 2005 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Other assets consist of interest receivable on loans and investments, prepaid expenses, deferred tax assets, real estate owned and cash value of life insurance. The increase in other assets of $.5 million to $8.8 million at December 31, 2005 from $8.3 million at December 31, 2004 resulted from growth in most of the aforementioned categories except real estate owned which declined to $111,000 at December 31, 2005 from $857,000 at December 31, 2004.

We opened for business on November 26, 1996 and have not paid any cash dividends to our stockholders. In April 2004 and November 2005, 6-for-5 stock splits effectuated in the form of 20% stock dividends were paid to stockholders of record. Stock dividends of 10% were also paid in both 2001 and 2000. Certain reclassifications were made to common stock from other equity accounts to record the stock dividends.

Liquidity. The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks, advances from the Federal Home Loan Bank of Atlanta and subordinated debt.

Carolina Bank is required under applicable federal and state regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

Investment Portfolio. At December 31, 2005 and 2004, our investment portfolio comprised approximately 18.7% and 15.3% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities

Amortized Cost and Market Values

	At December 31,
	2005		2004
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Available for Sale
US agency securities	$40,617	$40,073	$27,957	$27,838
Mortgage-backed securities	22,263	21,964	13,022	13,083
Trust preferred stock	750	755	750	759
Restricted stock	1,669	1,669	1,355	1,355

	65,299	64,461	43,084	43,035

Held to Maturity
US agency securities	1,797	1,734	1,796	1,773
Mortgage-backed securities	2,200	2,122	2,770	2,741

	3,997	3,856	4,566	4,514

Total	$69,296	$68,317	$47,650	$47,549

The following table presents maturities and weighted average yields of debt securities at the date indicated.

Analysis of Investment Securities

	At December 31, 2005
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$20,162	$20,333	$1,919	$—	$42,414	$41,807
Mortgage-backed securities	—	1,107	5,098	18,258	24,463	24,086
Trust preferred securities	—	—	—	750	750	755

Total	$20,162	$21,440	$7,017	$19,008	$67,627	$66,648

Weighted Average Yields
US agency securities	3.22%	3.30%	5.20%	—	3.35%
Mortgage-backed securities	—	4.02%	4.08%	4.89%	4.68%
Trust preferred securities	—	—	—	7.09%	7.09%

	3.22%	3.34%	4.38%	4.98%	3.87%

Loan Portfolio. We believe the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

	At December 31,
	2005		2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$52,666	20.05%	$36,386	16.28%
1-4 Family Residential Properties	49,794	18.96%	44,325	19.83%
Multifamily Residential Properties	9,967	3.80%	14,164	6.34%
Nonfarm Nonresidential Properties	96,710	36.83%	78,909	35.31%

Total Loans Secured by Real Estate	209,137	79.64%	173,784	77.77%
Commercial and Industrial Loans	47,144	17.95%	43,132	19.30%
Consumer	3,989	1.52%	4,955	2.22%
All Other Loans	2,339	0.89%	1,599	0.71%

Total Loans	$262,609	100.00%	$223,470	100.00%

The table that follows shows the loan portfolio at December 31, 2005 by loan type, maturity and whether the interest rate is fixed or variable. Loans on non-accrual have been excluded.

Analysis of Certain Loan Maturities

As of December 31, 2005

	Real Estate		Consumer		Commercial & Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$70,141	33.88%	$1,899	48.15%	$27,289	55.94%	$99,329	38.24%

Due after one year through five years:
Fixed Rate	30,570	14.76%	1,442	36.56%	6,218	12.75%	38,230	14.72%
Variable Rate	67,608	32.65%	572	14.50%	10,671	21.87%	78,851	30.35%

	98,178	47.42%	2,014	51.06%	16,889	34.62%	117,081	45.07%

Due after five years:
Fixed Rate	17,447	8.43%	—	0.00%	515	1.06%	17,962	6.91%
Variable Rate	21,279	10.28%	31	0.79%	4,093	8.39%	25,403	9.78%

	38,726	18.70%	31	0.79%	4,608	9.45%	43,365	16.69%

	$207,045	100.00%	$3,944	100.00%	$48,786	100.00%	$259,775	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 79.6% and 77.8% of our loan portfolio at December 31, 2005 and 2004, respectively. Residential real estate loans consist mainly of first and second mortgages on single-family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses. The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

In reviewing the adequacy of the allowance each quarter and at year end, we consider our loan loss experience, current economic conditions affecting borrowers’ ability to repay, the volume of loans, trends in loan delinquencies, non-accruing and potential problem loans, and the quality of the collateral securing nonperforming and problem loans. We apply a consistent methodology that utilizes, among other things, a loan risk rating system and detailed loan reviews. Regulators review the adequacy of the allowance for loan losses as part of their periodic examinations and may require adjustments to the allowance based upon information available to them at the time of their examination. A summary of our loan loss experience for the years ended December 31, 2005 and 2004 was presented earlier.

The following table presents the allocation of the allowance for loan losses at December 31, 2005 and 2004, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At December 31,
	2005		2004
	Amount	% Loans in Each Category	Amount	% Loans in Each Category
	(Dollars in thousands)
Balance at end of period applicable to:
Commercial	$883	17.95%	$777	19.30%
Real Estate	2,186	79.64	1,914	77.77
Consumer	96	1.52	65	2.22
All Other Loans	45	0.89	52	0.71

Total	$3,210	100.00%	$2,808	100.00%

Non-performing loans. When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectability, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The following table sets forth information on non-accrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

Non-Performing Assets

	At December 31,
	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$2,834	$882
Restructured loans	2,474	48

Total nonperforming loans	5,308	930
Real estate owned	111	857

Total nonperforming assets	$5,419	$1,787

Accruing loans past due 90 days or more	$—	$—
Allowance for loan losses	3,210	2,808
Nonperforming loans to period end loans	2.02%	0.42%
Allowance for loan losses to nonperforming loans	60.47%	301.94%
Nonperforming assets to total assets	1.48%	0.57%

Deposits. The maturity distribution of time deposits of $100,000 or more at December 31, 2005 and 2004 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

	At December 31,
	2005	2004
	(Dollars in thousands)
Remaining maturity:
Three months or less	$6,974	$10,029
Over three through six months	8,139	14,926
Over six through twelve months	35,863	31,542
Over twelve months	15,571	12,001

	$66,547	$68,498

Interest rate sensitivity. Interest rate sensitivity management is concerned with the timing and magnitude of re-pricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We measure interest rate risk by using simulation analysis. Simulation analysis indicates, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases slightly when short-term interest rates rise and declines when short-term interest rates fall. We have become more balanced in our asset/liability position over the past year due to strong growth in our money market accounts which generally re-price more closely to changes in short term interest rates than do time deposits. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their re-pricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be re-priced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest re-pricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Repricing Schedule as of December 31, 2005

	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Interest-Bearing Deposits	$12,770	$—	$—	$—	$12,770
Federal Funds Sold	3,519	—	—	—	3,519
Investment Securities	10,962	14,399	31,370	12,543	69,274
Loans	200,197	3,385	15,229	40,964	259,775

Total	227,448	17,784	46,599	53,507	345,338

Interest-Bearing Liabilities
Savings, NOW and Money Market	135,360	—	—	—	135,360
Time Deposits	15,063	101,907	25,327	1,509	143,806
Federal Home Loan Bank Advances	3,018	13,554	153	4,575	21,300
Securities sold under agreements to repurchase	2,844	—	—	—	2,844
Trust preferred securities	10,310	—	—	—	10,310

Total	166,595	115,461	25,480	6,084	313,620

Interest Sensitive Gap	$60,853	$(97,677)	$21,119	$47,423	$31,718

Cumulative Gap	$60,853	$(36,824)	$(15,705)	$31,718	$31,718

Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	136.53%	15.40%	182.88%	879.47%	110.11%
Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	136.53%	86.94%	94.89%	110.11%	110.11%

Return on equity and assets. The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Year Ended December 31,
	2005	2004
Return on Average Assets	0.63%	0.64%
Return on Average Stockholders’ Equity	9.29%	7.99%
Dividend Payout Ratio	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	6.72%	8.00%

Capital resources. We and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. We and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2005 and 2004. On December 29, 2004, we issued $10.3 million in junior subordinated debentures, of which $3.1 million was used to payoff an existing junior subordinated debenture. The $7 million net new subordinated debentures qualify as regulatory capital for us, and $5 million of the net proceeds was reinvested in Carolina Bank to increase the Bank’s capital.

Inflation. Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Carolina Bank Holdings, Inc. and Subsidiary

Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiary (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings, Inc. and Subsidiary at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Greensboro, North Carolina

February 21, 2006

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
	(in thousands)
Assets
Cash and due from banks	$17,240	$2,873
Federal funds sold	3,519	25,536

Cash and cash equivalents	20,759	28,409
Securities available-for-sale, at fair value	64,461	43,035
Securities held-to-maturity, (market value of $3,856 in 2005 and $4,514 in 2004)	3,997	4,566
Loans	262,609	223,470
Less allowance for loan losses	(3,210)	(2,808)

Net loans	259,399	220,662
Premises and equipment, net	7,728	6,588
Other assets	8,826	8,277

Total assets	$365,170	$311,537

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing demand	$27,168	$18,416
NOW, money market and savings	135,360	87,968
Time	143,806	151,771

Total deposits	306,334	258,155

Advances from the Federal Home Loan Bank	21,300	18,368
Securities sold under agreements to repurchase	2,844	2,472
Junior subordinated debentures	10,310	10,310
Other liabilities and accrued expenses	1,595	1,112

Total liabilities	342,383	290,417

Stockholders’ equity
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 2,720,496 in 2005 and 2,252,739 in 2004	2,720	2,253
Additional paid-in capital	15,580	15,896
Retained earnings	5,040	3,004
Stock in directors rabbi trust	(333)	(223)
Directors deferred fees obligation	333	223
Accumulated other comprehensive loss	(553)	(33)

Total stockholders’ equity	22,787	21,120

Commitments (note 13)
Total liabilities and stockholders’ equity	$365,170	$311,537

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands, except per share data)
Interest income:
Loans	$16,369	$11,325	$8,508
Investment securities, taxable	2,148	1,292	1,245
Interest from federal funds sold	381	141	79
Other	13	17	12

Total interest income	18,911	12,775	9,844

Interest expense:
NOW, money market, savings	2,910	658	704
Time deposits	4,470	3,220	2,392
Other borrowed funds	1,303	582	487

Total interest expense	8,683	4,460	3,583

Net interest income	10,228	8,315	6,261
Provision for loan losses	1,306	769	692

Net interest income after provision for loan losses	8,922	7,546	5,569

Non-interest income:
Service charges	636	784	761
Mortgage banking income	258	243	409
Repossessed asset losses and writedowns	(39)	—	(153)
Other	375	236	337

Total non-interest income	1,230	1,263	1,354

Non-interest expense:
Salaries and benefits	3,515	3,270	2,826
Occupancy and equipment	935	816	726
Professional fees	880	725	464
Outside data processing	532	452	357
Advertising and promotion	348	305	191
Stationery, printing and supplies	327	334	280
Other	409	434	355

Total non-interest expense	6,946	6,336	5,199

Income before income taxes	3,206	2,473	1,724
Income tax expense	1,169	840	574

Net income	$2,037	$1,633	$1,150

Net income per common share:
Basic	$0.75	$0.61	$0.43

Diluted	$0.73	$0.59	$0.42

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2005, 2004 and 2003

	Total	Common Stock	Additional Paid-In Capital	Stock in Directors Rabbi Trust	Directors Deferred Fees Obligation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance, December 31, 2002	$18,345	$1,847	$15,980	$—	$—	$221	$297
Comprehensive income
Net income	1,150	—	—	—	—	1,150	—
Other comprehensive income - Unrealized loss on securities available for sale, net of tax	(219)	—	—	—	—	—	(219)

Comprehensive income	931
Exercised options	288	27	261	—	—	—	—

Balance, December 31, 2003	$19,564	$1,874	$16,241	$—	$—	$1,371	$78

Comprehensive income
Net income	1,633	—	—	—	—	1,633	—
Other comprehensive income - Unrealized loss on securities available for sale, net of tax	(111)	—	—	—	—	—	(111)

Comprehensive income	1,522
Directors deferred fees	—	—	—	(223)	223	—	—
Exercised options	34	4	30	—	—	—	—
20% stock split	—	375	(375)	—	—	—	—

Balance, December 31, 2004	$21,120	$2,253	$15,896	$(223)	$223	$3,004	$(33)

Comprehensive income
Net income	2,036	—	—	—	—	2,036	—
Other comprehensive income - Unrealized loss on securities available for sale, net of tax	(520)	—	—	—	—	—	(520)

Comprehensive income	1,516
Directors deferred fees	—	—	—	(110)	110	—	—
Exercised options	151	14	137	—	—	—	—
20% stock split	—	453	(453)	—	—	—	—

Balance, December 31, 2005	$22,787	$2,720	$15,580	$(333)	$333	$5,040	$(553)

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(in thousands)
Cash flows from operating activities
Net income	$2,037	$1,633	$1,150
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	1,306	769	692
Depreciation	397	332	267
Deferred income tax (benefit)	(144)	(258)	(159)
Amortization (accretion), net	(66)	89	(10)
(Gain) on sale of securities available-for-sale	—	—	(53)
Provision for loss on repossessed assets	—	—	147
Loss on sale of repossessed assets	39	—	6
Increase in other assets	(852)	(1,701)	(592)
Increase (decrease) in accrued expenses and other liabilities	483	(216)	9

Net cash provided by operating activities	3,200	648	1,457

Cash flows from investing activities
Purchases of investment securities available-for-sale	(27,412)	(25,967)	(33,124)
Purchases of investment securities held-to-maturity	—	—	(4,451)
Maturities and calls of securities available-for-sale	2,050	2,711	29,225
Repayments from mortgage-backed securities available-for-sale	3,228	3,708	6,252
Repayments from mortgage-backed securities held-to-maturity	554	774	2,321
Origination of loans, net of principal collected	(42,201)	(51,006)	(39,625)
Additions to premises and equipment	(331)	(789)	(1,071)
Sales of securities available-for-sale	—	—	1,282
Proceeds from sales of repossessed assets	1,628	—	496
Purchase of bank owned life insurance	—	—	(1,199)

Net cash (used for) investing activities	(62,484)	(70,569)	(39,894)

Cash flows from financing activities
Net increase in deposits	48,179	74,586	28,691
Borrowings from Federal Home Loan Bank	3,000	26,500	17,890
Repayments to Federal Home Loan Bank	(68)	(24,066)	(10,547)
Increase (decrease) in securities sold under agreements to repurchase	372	(1,044)	(222)
Proceeds from exercised stock options	151	34	254
Proceeds from subordinated debentures	—	10,000	—
Repayment of subordinated debentures	—	(3,000)	—

Net cash provided by financing activities	51,634	83,010	36,066

Net increase (decrease) in cash and cash equivalents	(7,650)	13,089	(2,371)
Cash and cash equivalents at beginning of period	28,409	15,320	17,691

Cash and cash equivalents at end of period	$20,759	$28,409	$15,320

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$8,339	$4,186	$3,428

Cash paid during the year for income taxes	$1,300	$1,100	$812

Supplemental disclosure of non-cash transactions
Transfer of loans to foreclosed assets	$921	$731	$126

Transfer of loans to fixed assets	$1,215	$—	$—

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. On August 17, 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated on August 20, 1996, and began banking operations on November 25, 1996. It is engaged in lending and deposit gathering activities in Guilford, Alamance and Randolph Counties, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina, a branch office in Asheboro, North Carolina and a loan production office in Burlington, North Carolina.

The following is a description of the significant accounting and reporting policies that the Holding Company and Subsidiary (collectively the “Company”) follows in preparing and presenting their financial statements.

(a)	Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, the Bank. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

(c)	Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

•	securities held to maturity - reported at amortized cost,

•	trading securities - reported at fair value with unrealized gains and losses included in earnings, or;

•	securities available-for-sale - reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect).

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Purchases and sales of investments are recorded on a trade-date basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock and is carried at cost. The amounts invested were $1,581,000 and $1,276,000 at December 31, 2005 and 2004, respectively.

(d)	Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on the accrual basis. Loan origination fees and certain origination costs are capitalized with the net fee or cost recognized as an adjustment to interest income using the interest method.

The Company uses the allowance method in providing for loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and non-accrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)	Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of fair value less costs to sell or carrying value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell.

(f)	Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(g)	Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(h)	Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(i)	Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

(j)	Stock options

The stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). In 2003, the stockholders approved an amendment to the Employee Plan increasing the number of options available for issuance under the Plan by 144,000. The Director Plan and Employee Plan provide for the issuance of options to purchase up to 112,850 and 256,850 common shares of the Company, respectively. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the date of grant and therefore has no associated compensation expense.

Both plans are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” As permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company’s financial position or results of operations.

Following is a summary of stock options outstanding under both plans, adjusted for the stock splits described in Note 11:

	Director Plan	Weighted Average Exercise Price	Employee Plan	Weighted Average Exercise Price
Balance at December 31, 2002	$94,919	$6.27	$112,088	$6.63
Issued	—	—	37,152	9.28
Exercised	(19,389)	6.39	(19,563)	6.68
Forfeited	—	—	(2,403)	6.77

Balance at December 31, 2003	75,530	6.20	127,274	7.39
Issued	—	—	41,520	10.84
Exercised	—	—	(5,396)	6.33
Forfeited	—	—	(3,622)	6.68

Balance at December 31, 2004	75,530	6.20	159,776	8.34
Issued	—	—	44,500	12.45
Exercised	(16,463)	6.07	(740)	7.15
Forfeited	—	—	(3,228)	10.00

Balance at December 31, 2005	$59,067	$6.24	$200,308	$9.23

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

(j)	Stock options (continued)

At December 31, 2005, 2004, and 2003, all options under the Director Plan were exercisable at weighted average exercise prices of $6.24, $6.20 and $6.20, respectively. Under the Employee Plan, exercisable options at 2005, 2004, and 2003 were 200,308, 159,776, and 127,274, respectively, with weighted average exercise prices of $9.23, $8.34, and $7.39, respectively.

The range of exercise prices at December 31, 2005 for the Director Plan was $5.68 - $6.60 and for the Employee Plan was $5.68 - $12.49. The weighted average remaining contractual term for Director Plan options was 41 months and for the Employee Plan was 79 months.

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company’s net income and income per share would have changed to the pro forma amounts indicated below:

	2005	2004	2003
Net earnings - as reported	$2,037,000	$1,633,000	$1,150,000
Net earnings - pro forma	1,850,000	1,421,000	1,112,000
Basic income per share - as reported	.75	.61	.43
Diluted income per share - as reported	.73	.59	.42
Basic income per share - pro forma	.68	.56	.42
Diluted income per share - pro forma	.66	.54	.41

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 4.47%, 4.00%, and 3.00% in 2005, 2004, and 2003, respectively and weighted average expected lives of 7 years. The weighted average fair value per share of options granted for the years ended December 31, 2005, 2004, and 2003 were $4.21, $4.04 and $2.76, respectively, with all years adjusted for stock splits.

(k)	Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

(k)	Fair value of financial instruments (continued)

Cash and due from banks: The carrying amount approximates fair value.

Federal funds sold: Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity: Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans: For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments: The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities: The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings: The carrying value of securities sold under agreements to repurchase approximate their fair value.

Advances from the Federal Home Loan Bank: For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Junior subordinated debentures: The carrying value of junior subordinated debentures approximate their fair value, since the interest rate is variable on these debentures.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

(l)	Advertising

Advertising costs are expensed as incurred.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

(m)	Operating segments

The Financial Accounting Standards Board (“FASB”) issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that all of its activities constitute only one reportable operating segment.

(n)	Impact of recently adopted accounting standards

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R will be adopted by the Company January 1, 2006. Since there are no outstanding unvested options at December 31, 2005, the adoption of this Statement is not expected to have a material impact on the consolidated financial statements of the Company unless future share-based payment awards are granted.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS No. 153 is not expected to have a material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 1 - Summary of significant accounting policies (continued)

(n)	Impact of recently adopted accounting standards (continued)

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, The Meaning of Other Than Temporary Impairment and its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. This Staff Position is effective for periods beginning after December 15, 2005. Implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of FAS No. 155 is not expected to have a material impact on the consolidated financial statements of the Company.

Note 2 – Cash and due from banks

At December 31, 2005 and 2004, interest-bearing deposits in other financial institutions amounted to $12,770,000 and $49,000, respectively.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 3 – Securities

A summary of the amortized cost and estimated fair values of securities available-for-sale and held-to-maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2005
Available for sale
U.S. agency obligations	$40,617	$—	$544	$40,073
FNMA, FHLMC, and GNMA mortgage-backed securities	22,263	25	324	21,964
Restricted stock	1,669	—	—	1,669
Other securities	750	5	—	755

	$65,299	$30	$868	$64,461

Held to maturity
U.S. agency obligations	$1,797	$—	$63	$1,734
FNMA and GNMA mortgage-backed securities	2,200	3	81	2,122

	$3,997	$3	$144	$3,856

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
December 31, 2004
Available for sale
U.S. agency obligations	$27,957	$1	$120	$27,838
FNMA, FHLMC, and GNMA mortgage-backed securities	13,022	138	77	13,083
Restricted stock	1,355	—	—	1,355
Other securities	750	9	—	759

	$43,084	$148	$197	$43,035

Held to maturity
U.S. agency obligations	$1,796	$—	$23	$1,773
FNMA and GNMA mortgage-backed securities	2,770	13	42	2,741

	$4,566	$13	$65	$4,514

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 3 – Securities (continued)

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2005 were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(in thousands)
Due in one year of less	$20,162	$20,030	$—	$—
Due from one to five years	18,536	18,124	1,797	1,734
Due from five to ten years	1,919	1,919
Over ten years	750	755	—	—
Mortgage-backed securities	22,263	21,964	2,200	2,122

	$63,630	$62,792	$3,997	$3,856

Proceeds from the sales of securities during 2005, 2004 and 2003 were $0, $0, and $1,282,000, respectively. Realized gains from called and sold securities amounted to $0, $0 and $53,000 in 2005, 2004 and 2003, respectively.

At December 31, 2005, securities with a carrying value of approximately $12,265,000 were pledged to secure public deposits and other purposes.

Management evaluates securities for other-than-temporary impairment at least quarterly. Consideration is given to the length of time and the extent to which the fair values have been less than amortized cost, the financial condition and near-term prospects of the security issuers, and the intent and ability to retain impaired investments for a period to allow recovery in fair value.

At December 31, 2005, debt securities with $63,496,000 in fair value had total unrealized losses of less than 2% of amortized cost. These securities were U.S. agency obligations or GNMA, FNMA and FHLMC mortgage-backed securities. As management has the ability and intent to hold these debt securities until maturity, no declines are deemed to be other-than-temporary.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 3 – Securities (continued)

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, by category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2005:
U.S. agency obligations	$16,351	$119	$24,356	$487	$40,707	$606
FNMA and FHLMC mortgage backed securities	17,979	208	4,810	198	22,789	406

Total	$34,330	$327	$29,166	$685	$63,496	$1,012

December 31, 2004:
U.S. agency obligations	$29,112	$143	$—	$—	$29,112	$143
FNMA and FHLMC mortgage backed securities	4,253	61	2,910	58	7,163	119

Total	$33,365	$204	$2,910	$58	$36,275	$262

Note 4 - Loans and allowance for loan losses

Loans at December 31, 2005 and 2004 were as follows:

	2005	2004
	( in thousands)
Real estate - construction	$52,666	$36,386
Real estate - mortgage	156,701	137,574
Commercial	47,144	43,132
Installment and other	6,328	6,554

Total loans	262,839	223,646

Less: Deferred loan fees, net	(230)	(176)
Allowance for loan losses	(3,210)	(2,808)

	$259,399	$220,662

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 4 - Loans and allowance for loan losses (continued)

The activity in the allowance for loan losses for 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
	( in thousands)
Balance at beginning of period	$2,808	$2,150	$1,661
Provision charged to operations	1,306	769	692
Loan charge-offs	(926)	(131)	(211)
Loan recoveries	22	20	8

Balance at end of period	$3,210	$2,808	$2,150

At December 31, 2005 and 2004, the total recorded investment in impaired loans amounted to approximately $2,834,000 and $882,000, respectively. These loans were also on non-accrual. The average recorded investment in impaired loans amounted to $3,169,000, $577,000, and $639,000 for the years ended December 31, 2005, 2004, and 2003, respectively. The allowance for loan losses related to impaired loans was $366,000 at December 31, 2005 and $204,000 at December 31, 2004.

There was no interest income recognized on impaired loans for 2005, 2004 and 2003.

The Company has granted loans in the ordinary course of business to certain directors and executive officers of the Company and to their affiliates and associates. The total amount of loans was $6,333,000 and $6,185,000 at December 31, 2005 and 2004, respectively. During 2005, $803,000 in new loans were made and repayments were $655,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 5 - Premises and equipment

Premises and equipment at December 31, 2005 and 2004 were as follows:

	2005	2004
	(in thousands)
Land	$2,258	$1,908
Building and improvements	4,705	3,826
Leasehold improvements	404	402
Furniture and equipment	2,124	1,846
Construction in progress	4	—
Land improvements	109	107

	9,604	8,089
Less accumulated depreciation	(1,876)	(1,501)

Premises and equipment, net	$7,728	$6,588

Interest capitalized was $0 and $6,000 in 2005 and 2004, respectively. Depreciation expense was $397,000, $332,000 and $267,000 in 2005, 2004 and 2003, respectively.

Note 6- Investments accounted for by the cost method

During 2003 the Company subscribed to the Triangle Mezzanine Fund, a limited partner investment company. The Company’s subscription was $500,000. At December 31, 2005 the Company had invested $250,000 with the Fund. The Company also invested $305,000 in September 2004 in the initial stock offering of Community Trust Company of the Southeast, Inc., a North Carolina trust bank, which offers trust services to clients of community banks. These investments, which are carried at cost, have been included in other assets.

Note 7- Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $66,547,000 and $68,498,000 at December 31, 2005 and 2004 respectively.

The Company has accepted deposits during the ordinary course of business from certain directors and executive officers of the Company and from their affiliates and associates. The total amount of these deposits outstanding was $6,316,000 and $3,712,000 at December 31, 2005 and 2004, respectively.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 7- Deposits

At December 31, 2005, the scheduled maturities of time deposits were as follows:

(in thousands)
2006	$115,591
2007	18,971
2008	7,733
2009	536
2010	929
Thereafter	46

$143,806

Note 8 - Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2005 and 2004:

	2005	2004
	( in thousands)
Fixed rate advance at 6.05%	$3,000	$3,000
Variable rate advance - one month LIBOR	3,000	—
Variable rate advances - one month LIBOR plus .05%	13,500	13,500
Amortizing fixed rate advance at 2.00%	1,166	1,210
Amortizing fixed rate advance at 1.00%	634	658

	$21,300	$18,368

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential and commercial real estate loan portfolios. The contractual maturities of these advances are as follows:

(in thousands)
2006	$16,572
2007	75
2008	78
2009	1,051
2010	3,030
Thereafter	494

$21,300

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 9 – Junior subordinated debentures

In December 2004, the Company issued $10,310,000 of unsecured junior subordinated debentures which carry a floating interest rate of three month LIBOR plus 2%. The proceeds from the sale of the debentures were used to repay $3,100,000 of unsecured junior subordinated debentures which were issued in March 2001 and were used to fund projected loan growth.

These debentures were issued to Carolina Capital Trust (“Carolina Trust”), a wholly owned subsidiary of the Company which is not consolidated in these financial statements pursuant to FASB Interpretation No. 46R. Carolina Trust acquired these debentures using the proceeds of its offerings of common securities to the Company and $10 million of Trust Preferred Securities to outside investors. The Trust Preferred Securities, that qualify as Tier I and Tier II capital under Federal Reserve Board guidelines, accrue and pay distributions quarterly at three month LIBOR plus 2% per annum. The Company has entered into contractual arrangements which, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the obligations of Carolina Trust under the Trust Preferred Securities.

The Trust Preferred Securities are redeemable upon maturity of the debentures on January 7, 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Carolina Trust in whole or in part, on or after January 7, 2010.

Note 10- Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2005	2004	2003
	(in thousands)
Current
Federal	$1,070	$906	$602
State	243	192	131

	1,313	1,098	733

Deferred
Federal	(105)	(180)	(159)
State	(39)	(78)	—

	(144)	(258)	(159)

	$1,169	$840	$574

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 10 - Income taxes (continued)

A reconciliation of reported income tax expense for the years ended December 31, 2005, 2004 and 2003 to the amount of tax expense computed by multiplying income before taxes by the statutory federal income tax rate of 34% follows:

	2005	2004	2003
	(in thousands)
Tax provision at statutory rate	$1,090	$841	$586
Increase (decrease) in income taxes resulting from
State income taxes net of federal benefit	167	49	86
Increase in cash value of life insurance	(107)	(60)	(60)
Other	19	10	(38)

	$1,169	$840	$574

The primary components of deferred income taxes are as follows:

	2005	2004
	(in thousands)
Deferred tax assets
Allowance for loan losses	$1,011	$908
Deferred compensation expense	215	132
Other	(3)	(3)
Unrealized loss on securities	284	17

Gross deferred tax assets	1,507	1,054

Deferred tax liabilities
Depreciable basis of premises and equipment	125	181
Deferred loan costs	98	—

Gross deferred tax liabilities	223	181

Net deferred tax assets	$1,284	$873

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 11 – Stockholders’ equity

The Board of Directors declared two 6-for-5 stock splits effected in the form of 20% stock dividends payable to stockholders of record as of November 15, 2005 and April 20, 2004. As a result, $453,000 and $375,000 were reclassified from additional paid-in capital to common stock in 2005 and 2004, respectively. Per share amounts for all periods presented have been restated to reflect the effect of these stock splits.

Note 12 - Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Holding Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Holding Company would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

The Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Holding Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 2005 and 2004, management believes that the Company and the Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are presented in the table that follows.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 12 - Regulatory matters (continued)

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	($ in thousand)
December 31, 2005:
Total Capital
(To risk weighted assets)
Consolidated	$36,550	12.17%	$24,021	≥	8%	$30,027	≥	10%
Carolina Bank	33,980	11.33%	23,983	≥	8%	29,979	≥	10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	31,120	10.36%	12,011	≥	4%	18,016	≥	6%
Carolina Bank	30,770	10.26%	11,992	≥	4%	17,988	≥	6%
Tier 1 Capital
(To average assets)
Consolidated	31,120	8.98%	13,857	≥	4%	17,322	≥	5%
Carolina Bank	30,770	8.95%	13,756	≥	4%	17,196	≥	5%

December 31, 2004:
Total Capital
(To risk weighted assets)
Consolidated	$33,962	13.61%	$19,969	≥	8%	$24,962	≥	10%
Carolina Bank	31,178	12.49%	19,969	≥	8%	24,961	≥	10%
Tier 1 Capital
(To risk weighted assets)
Consolidated	28,205	11.30%	9,985	≥	4%	14,977	≥	6%
Carolina Bank	28,370	11.37%	9,985	≥	4%	14,977	≥	6%
Tier 1 Capital
(To average assets)
Consolidated	28,205	9.64%	11,699	≥	4%	14,624	≥	5%
Carolina Bank	28,370	9.71%	11,692	≥	4%	14,615	≥	5%

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 13 – Commitments

Operating leases

The Company leases land and two buildings under operating leases entered into during 1996 and 2005. Total future minimum lease payments, excluding renewal options, at December 31, 2005, under the lease are as follows:

(in thousands)
2006	164
2007	159
2008	167
2009	176
2010	184

$850

Total lease expense was approximately $175,000, $161,000 and $178,000 for 2005, 2004 and 2003, respectively.

Loans

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2005 and 2004, pre-approved but unused lines of credit for loans totaled approximately $64,581,000 and $49,769,000. In addition, the Company had $4,914,000 and $4,827,000 in standby letters of credit at December 31, 2005 and 2004, respectively. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 14 - Employee benefit plans

All employees of the Company who meet certain eligibility requirements can elect to participate in the Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 100% matching contribution up to a maximum of five percent of compensation which is vested immediately. The Company’s matching expense was $106,000, $74,000 and $51,000 for 2005, 2004, and 2003, respectively.

In 2003, the Company established a nonqualified deferred compensation plan under which directors may elect to defer their directors’ fees. Participating directors receive an additional 25% matching contribution for monthly board meetings and the amounts deferred are invested solely in Company stock that is held in a rabbi trust. The Company stock held by the trust and the related deferred compensation liability are recorded at an amount equal to the original compensation deferred. Changes in the fair value of the stock are not recognized in the Company’s financial statements. At December 31, 2005, deferred directors’ fees of $333,000 had been used to purchase 29,482 shares of the Company’s stock held by the trust after distribution of 2,921 shares to retiring directors. Deferred directors’ fees of $33,000 were also remitted to the trust before December 31, 2005 to buy stock in 2006. Prior to 2003, directors could elect to defer their fees however there was no separate trust, matching provision or investment in Company stock.

During December 2002, the Company added a supplemental executive retirement plan for certain executive officers. The future benefits of the plan will be funded primarily by life insurance policies on these employees with the Company designated as the beneficiary. Expenses were $101,000 in 2005 and $86,000 in 2004 related to this plan. At December 31, 2005 and 2004, other liabilities include $245,000 and $144,000, respectively, for this supplemental retirement plan. The cash surrender value of the related insurance policies has been included in other assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 15 - Fair value of financial statements

The following represents the estimated fair values and carrying amounts of financial instruments at December 31:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)		(in thousands)
Financial Assets:
Cash and due from banks	$17,240	$17,240	$2,873	$2,873
Federal funds sold	3,519	3,519	25,536	25,536
Securities available for sale	64,461	64,461	43,035	43,035
Securities held to maturity	3,997	3,856	4,566	4,514
Net loans	259,399	257,889	220,662	220,373
Accrued interest receivable	1,725	1,725	1,159	1,159

Financial Liabilities:
Demand and savings deposits	162,528	162,528	106,384	106,384
Time deposits	143,806	142,789	151,771	150,725
Securities sold under agreements to repurchase	2,844	2,844	2,472	2,472
Federal Home Loan Bank advances	21,300	21,458	18,368	18,677
Trust preferred securities	10,310	10,310	10,310	10,310
Accrued interest payable	894	894	553	553

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 16 - Income (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2005, 2004 and 2003 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands)
2005
Basic income per share:
Income available to common stockholders	$2,037	2,716,866	$0.75

Effect of dilutive securities Stock options	—	79,021	(0.02)

Diluted income per share:

Income available to common stockholders and assumed conversions	$2,037	2,795,887	$0.73

2004
Basic income per share:
Income available to common stockholders	$1,633	2,699,926	$0.61

Effect of dilutive securities Stock options	—	67,661	(0.02)

Diluted income per share:

Income available to common stockholders and assumed conversions	$1,633	2,767,587	$0.59

2003
Basic income per share:
Income available to common stockholders	$1,150	2,676,188	$0.43

Effect of dilutive securities Stock options	—	47,677	(0.01)

Diluted income per share:

Income available to common stockholders and assumed conversions	$1,150	2,723,866	$0.42

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 17 – Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

Balance Sheet

	December 31,
	2005	2004
	(in thousands)
Assets:
Cash	$509	$2,798
Securities available-for-sale	2,200	—
Investment in Carolina Capital Trust	310	310
Investment in Carolina Bank	30,219	28,337
Other assets	13	—

Total assets	$33,251	$31,445

Liabilities and stockholders’ equity:
Accrued expenses	$154	$15
Junior subordinated debentures	10,310	10,310
Stockholders’ Equity	22,787	21,120

Total liabilities and stockholders’ equity	$33,251	$31,445

Statement of Operations

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
	(in thousands)
Interest income	$79	$74	$87
Other income	6	5	5

Total income	85	79	92

Interest expense	559	162	179
Other expense	8	109	90

Total expense	567	271	269

Income tax benefit	164	65	60

(Loss) before equity in undistributed net income of subsidiaries	(318)	(127)	(117)
Equity in undistributed income of subsidiaries	2,355	1,760	1,267

Net income	$2,037	$1,633	$1,150

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

December 31, 2005 and 2004

Note 17 – Condensed financial statements of parent company (continued)

Condensed Statement of Cash Flows

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
	(in thousands)
Operating activities:
Net income	$2,037	$1,633	$1,150
Adjustments to reconcile net income to net cash (used by) provided by operating activities:
Equity in undistributed income of subsidiaries	(2,355)	(1,760)	(1,267)
Amortization	—	—	15
Change in other assets	(69)	51	18
Change in accrued expenses	138	12	(38)

Net cash used by operating activities	(249)	(64)	(122)

Investing activities:
Purchase of securities available for sale	(3,241)	—	(2,539)
Repayments from securities available for sale	1,050	2,307	240
Investment in subsidiaries	—	(7,465)	—
Repayments of investments in subsidiaries	—	100	—

Net cash used by investing activities	(2,191)	(5,058)	(2,299)

Financing activities:
Proceeds from junior subordinated debentures	—	10,310	—
Repayment of junior subordinated debentures	—	(3,100)	—
Proceeds from stock options	151	34	254

Net cash provided by financing activities	151	7,244	254

Net change in cash	(2,289)	2,122	(2,167)

Cash at beginning of year	2,798	676	2,843

Cash at end of year	$509	$2,798	$676

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$410	$145	$143

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Judy H. Fuller, James E. Hooper and Julius L. Young, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on February 24, 2006, at the Annual Meeting of Shareholders of the Company to be held at The Painted Plate Catering, 2001 North Church Street, Greensboro, North Carolina, at 4:00 p.m. on April 18, 2006, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect three (3) directors of the Company, each for a term of three (3) years.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Marlene H. Cato

Judy H. Fuller

T. Gray McCaskill

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	RATIFICATION OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Cherry, Bekaert & Holland L.L.P., as the Company’s independent public accountants for 2006.

☐  FOR                            ☐  AGAINST                            ☐  ABSTAIN

3.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THS APPOINTMENT OF PROXY

AND RETURN IN THE ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH SUCH NOMINEE AND FOR PROPOSAL 2. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED IN PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES ARE AUTHORIZED TO VOTE FOR A SUBSTITUTE NOMINEE. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated:	, 2006

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.